Exhibit 23.2

Norman T. Reynolds Law Firm. P. C.

Three Riverway, Suite 1800

Houston, Texas 77056

Telephone (713) 503-9411

Telecopier (713) 456-2509

August 12, 2015

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re:Daniels Corporate Advisory Company, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Daniels Corporate Advisory Company, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 10,000,000 shares of its common stock, par value $0.001 per share, which are issuable pursuant to the Company’s Employees, Officers, Directors, and Consultants Stock Plan for the Year 2015, No. 5.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm, P. C.